MERRILL LYNCH

MUNI NY INTERMEDIATE DURATION FUND

FILE # 811-21346

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	LIST OF UNDERWRITERS
12/12/2005	Puerto Rico Municipal Finance Agency 5.25% 8/1/25	1,000,000	730,835,000	Banc of America Morgan Stanley Ramirez & Co. Citigroup Goldman Sachs JP Morgan Lehman Brothers Merrill Lynch Raymond James & Associates Wachovia Bank
12/12/2005	Puerto Rico Municipal Finance Agency 5.25% 8/1/23	500,000	730,835,000	Banc of America Morgan Stanley Ramirez & Co. Citigroup Goldman Sachs JP Morgan Lehman Brothers Merrill Lynch Raymond James & Associates Wachovia Bank